Exhibit 21

                              LIST OF SUBSIDIARIES

                      Research Partners International, Inc.

                                                        Jurisdiction
Name of Subsidiary            Percentage Ownership      of Incorporation
------------------            --------------------    ------------------------
GKN Securities Corp.                 100%                     New York
EarlyBirdCapital.com Inc.            100%(1)                  New York
EarlyBirdCapital, Inc.                   (2)                  Delaware
EBCapital (Europe) AG                    (2)                Switzerland
Dalewood Associates, Inc.                (2)                  New York
Shochet Holding Corp.                 53%                     Delaware
Shochet Securities, Inc.                 (3)                  Florida
GKN Property Management, Inc.        100%                    New Jersey
GKN Realty Corp.                     100%                    New Jersey



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(1) In February 2000, EarlyBirdCapital.com Inc. sold 2,200,000 of its preferred shares. The preferred shares may be converted at any time into common stock of EarlyBirdCapital.com Inc. in an amount equal to the quotient derived by dividing the aggregate started value of the preferred stock to be converted, by $5.00, as adjusted in certain circumstances.

(2)  Wholly-owned by EarlyBirdCapital.com Inc.

(3)  Wholly-owned by Shochet Holding Corp.